Exhibit 99

DCB FINANCIAL CORP ANNOUNCES 2012

ANNUAL AND FOURTH QUARTER OPERATING RESULTS

LEWIS CENTER, Ohio, January 25, 2013 — DCB Financial Corp, (OTC Bulletin Board DCBF), parent holding company of The Delaware County Bank & Trust Company, Lewis Center, Ohio (the “Bank”) reported net income of $602,000 for 2012, compared to a net loss of $2.7 million for 2011. The improved performance in 2012 was driven by reduced operating expenses resulting from the 2011 restructuring that included branch closures and reduced staffing coupled with decreases in provision for loan loss due to improved credit quality. DCBF also announced a net fourth quarter loss of $146,000 versus a loss of $987,000 for the same period in 2011. The decreased loss compared to the fourth quarter of 2011 is mainly attributed to the reduced provision expense due to improved credit quality which was more than offset by $350,000 in additional expenses and losses related to the disposal of bank-owned property.

“2012 has been a very exciting year for DCB,” noted CEO Ron Seiffert. “I was very pleased that we were able to achieve our goal of having a profitable year while, at the same time, making significant strides in dramatically reducing our portfolio of adversely criticized assets including bank-owned properties. Most importantly, we were able to complete our $13.2 million capital raise during the fourth quarter which significantly improved our capital ratios to the levels required by our agreements with the regulators.”

Non Performing Assets

During the fourth quarter, the company was able to address its portfolio of other bank-owned properties and make significant strides in arranging the sale of some of the larger properties. In December 2012, the Bank entered into a contract to sell a hotel which represented the largest bank-owned property. This property was subsequently sold in early January 2013. In the fourth quarter the property was written down to its sale value, and additional expenses were recognized related to shutting the property down prior to its transfer. Additionally, a warehouse facility that was also owned by the Bank was finally sold and expenses associated with its disposal were also recognized in the fourth quarter. Overall, the company recognized approximately $350,000 in write-down and other expenses related to the disposal of these properties.

In addition to reducing bank-owned properties to $3.7 million at year-end, total adversely criticized assets decreased from $64 million at December 31, 2011 to $40 million at December 31, 2012. Other credit metrics also improved during the year. Loan delinquencies at year-end 2012 were 1.30% compared to 2.24% at year-end 2011 and non-accruals and loans greater than 90 days past due declined 50.0% from $10.6 million at year-end 2011 to $5.3 million at the year-end 2012.

Net Interest Income for the year ended December 31, 2012

Net interest income of $15.6 million for the year ended December 31, 2012 decreased from the $17.6 million reported for the year-ended December 31, 2011. This change is mainly due to the year-over-year reduction in earning assets on the balance sheet. Average year-to-date assets at the Bank decreased from $562.9 million in 2011 to $510.1 million. Management has focused on deleveraging the balance sheet, specifically by reducing problem credits, reducing FHLB borrowings, and reducing the dependency in CDARS deposit balances. This initiative is designed to reduce the overall size of the balance sheet and improve capital ratios.

Net interest margin was 3.34% for 2012, compared to 3.41% for 2011. The change in margin is attributed to a lower level of loans to deposits compared to the prior year.

Non-interest bearing balances increased to $96.4 million from $82.4 million at December 31, 2011. The Bank continues to focus on core deposit generation as part of its strategy to increase exposure to consumer markets while reducing its reliance on public funds. The Company has been able to reduce its overall long-term borrowings from the FHLB as loan demand has remained low.

Noninterest Income for the year ended December 31, 2012

Total noninterest income for the year was $5.0 million, which represents a 21.0% decrease from $6.4 million in 2011. This decrease is due to decreases in data processing fees, net gains on sales of assets, and trust department revenue. The decrease in data processing fees is attributable to the closure of the Company’s Datatasx subsidiary in 2011. The decrease in net gains on sales of assets is attributable to the previously mentioned losses on sales of bank-owned property, primarily in the fourth quarter. The decrease in trust department revenue is attributable to the previously mentioned loss of two larger clients during the year that have not been replaced.

Noninterest expense for the year ended December 31, 2012

The total noninterest expense of $19.6 million represented a decline of $1.7 million, or 7.7%, from the year ended December 31, 2011. The decrease in operating expense is attributable to decreases in occupancy and equipment expenses, a decrease in FDIC premiums, and a decrease in professional services. The decrease in occupancy and equipment expenses is attributable to the previously mentioned branch closures in 2011. The decrease in FDIC premiums is due to the decreasing asset size throughout the year, since premiums are calculated based upon total assets. The decrease in professional services is attributable to the reduction in problem credits in the loan portfolio. Since there have been fewer troubled loans to work out in the current year, legal fees related to these workouts have decreased accordingly.

Net Interest Income for the three months ended December 31, 2012

Net interest income of $3.9 million represents a decrease from the $4.2 million reported for the three months ended December 31, 2011. This decrease is mainly due to the year-over-year reduction in earning assets, including the reduction in loans from $350.1 million to $310.6 million. The Company’s smaller loan portfolio is the result of the significant reduction of problem credits during 2012. Additionally, Management focused on deleveraging the balance sheet by reducing FHLB borrowings and reducing the dependency on wholesale deposit balances. FHLB borrowings decreased from $40.0 million at December 31, 2011 to $7.5 million at December 31, 2012.

Net interest margin was 3.40% for the fourth quarter 2012, compared to 3.35% for the fourth quarter 2011. Improvement in margin is attributable to the payoff of higher-costing FHLB advances, which decreased 81.3% year over year, and the migration from interest-bearing deposits to noninterest-bearing deposits. The ratio of interest-bearing deposits to total deposits has decreased from 84.4% to 78.6% year over year.

Noninterest Income for the three months ended December 31, 2012

Total noninterest income for the fourth quarter was $944,000, a decrease from $1.8 million in the fourth quarter 2011. This decline is attributed to an increase in losses recognized on the sale of bank-owned properties and a decrease in trust department revenue. The decrease in trust department revenue is due to the loss of two significant clients during the year.

Noninterest Expense for the three months ended December 31, 2012

The total noninterest expense of $5.2 million for the fourth quarter represented an increase of $215,000, or 4.3%, from the three months ended December 31, 2011. The increase is driven by changes to salaries and benefits expense, other noninterest expense and professional services, partially offset by a decrease in occupancy and equipment expense. The increase in salaries and benefits between these periods is driven by the hiring of several new employees throughout 2012, including several new corporate lenders and the development of a private banking group. These additions support the Bank’s loan portfolio growth strategies. The increase in noninterest expense and professional services is driven by costs related to the previously mentioned disposal of other bank-owned properties. The decrease in occupancy and equipment expense is a result of the previously mentioned branch closures from 2011.

Analysis of Selected Financial Condition

The Corporation’s assets totaled $506.5 million at December 31, 2012, compared to $522.9 million at December 31, 2011, a decrease of $16.4 million, or 3.1%. The decrease is attributable to a $39.6 million decrease in loans and a $3.6 million decrease in other assets, offset by a $24.0 million increase in cash and a $3.0 increase in investment securities. The decrease in loans is due to the previously mentioned continued work outs of problem credits and continued low demand in the market. The decrease in other assets is primarily attributable to a decrease in the FDIC prepaid insurance premium. The increase in cash and securities was funded by the payoffs of loans.

Total liabilities decreased from $488.2 million to $458.1 million in 2012. The decrease is attributable to a $33.1 million decrease in the FHLB advances, partially offset by a $2.9 million increase in deposits. Total FHLB advances decreased $32.5 million, resulting in a balance of $7.5 million at December 31, 2012. Total non-interest bearing deposits were $95.8 million which is an increase of $26.1 million from year-end 2011. Additionally, time deposits were reduced by $33.5 million or 22.1% from year-end 2011 as the Company has focused on building non-interest bearing deposits and low cost transactional account balances.

Total stockholders’ equity increased from $34.7 million at December 31, 2011 to $48.4 million in December 31, 2012. The increase is attributable to the previously mentioned $13.2 million capital raise and $602,000 of net income for the year ended December 31, 2012. This increase in capital will allow for the Bank to meet the increased capital ratios required by its regulators and provide capital to fuel future growth.

Provision and Allowance for Loan Losses

The provision for loan losses totaled $495,000 for the year ended December 31, 2012, compared to $5.4 million for 2011. This decline from the previous year is attributable to the reduced requirement for additional reserves based on the Bank’s reserve methodology. Throughout 2012, analysis has indicated an improvement in credit risk due to reduced problem loans, reduced nonaccrual loans, and reduced delinquency rates. The main reason for the improvement in credit quality is the positive results from workout activities, charge-offs of bad loans and increased collection efforts. On a quarterly basis, Management completes a rigorous loan quality review on its problem credits to determine if additional reserves are needed for expected future credit losses. The allowance for loan losses was $6.9 million, or 2.17% of total loans at December 31, 2012, compared to $9.6 million, or 2.66% of total loans at December 31, 2011. Net charge-offs for the year have also decreased significantly and were $3.2 million in 2012, compared to $8.1 million for 2011.

Non-accrual loans at year-end 2012 were $5.3 million, a decrease of $4.3 million from a balance of $9.6 million at December 31, 2011. The majority of non-accrual balances are attributed to loans in the investment real estate sector that were not generating sufficient cash flow to service the debt. Management continues to focus on workout related activity to reduce non-accrual and other substandard loans. Delinquent loans over thirty days decreased to 1.30% of total loans at year-end 2012 compared to 2.24% at year-end 2011. The improving delinquency trends are due to improved collection results and, as noted above, the improvement in non-accrual loans. Delinquent loans, similar to non-accrual loans, continue to be mainly attributed to the real estate investment and commercial portfolios.

DCB FINANCIAL CORP

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	December 31, 2012	December 31, 2011
	(unaudited)
ASSETS
Cash and due from financial institutions	$9,663	$11,067
Interest-bearing deposits	53,644	28,247

Total cash and cash equivalents	63,307	39,314
Securities available-for-sale	90,996	88,113
Securities held-to-maturity	1,149	1,010

Total securities	92,145	89,123
Loans	317,504	359,767
Less allowance for loan losses	(6,881)	(9,584)

Net Loans	310,623	350,183
Real estate owned	3,671	4,605
Investment in FHLB Stock	3,799	3,799
Premises and equipment, net	12,036	12,107
Bank owned life insurance	18,564	17,822
Accrued interest receivable and other assets	2,347	5,928

Total assets	$506,492	$522,881

LIABILITIES
Noninterest bearing deposits	$95,847	$69,674
Interest bearing deposits	352,443	375,754

Total deposits	448,290	445,428
Federal Home Loan Bank advances	7,498	40,036
Accrued interest payable and other liabilities	2,315	2,718

Total liabilities	458,103	488,182
STOCKHOLDERS’ EQUITY
Common stock, no par value, 7,500,000 shares authorized at December 31, 2012 and 2011; 7,500,000 and 4,274,908 shares issued at December 31, 2012 and 2011, respectively	15,771	3,785
Retained earnings	40,614	45,145
Treasury stock, at cost, 307,651 and 556,523 shares at December 31, 2012 and 2011, respectively	(7,416)	(13,494)
Accumulated other comprehensive loss	(580)	(737)

Total stockholders’ equity	48,389	34,699

Total liabilities and stockholders’ equity	$506,492	$522,881

DCB FINANCIAL CORP

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Interest and dividend income
Loans	$3,929	$4,714	$16,343	$20,096
Taxable securities	497	608	2,185	2,208
Tax-exempt securities	51	68	222	320
Federal funds sold and other	28	24	98	108

Total interest income	4,505	5,414	18,848	22,732
Interest expense
Deposits	489	697	2,351	2,809
Borrowings	116	527	887	2,304

Total interest expense	605	1,224	3,238	5,113

Net interest income	3,900	4,190	15,610	17,619
Provision for loan losses	(300)	1,600	495	5,436

Net interest income after provision for loan losses	4,200	2,590	15,115	12,183
Noninterest income
Service charges on deposit accounts	689	648	2,601	2,724
Trust department income	28	168	702	855
Net gain (loss) on sales of assets	(150)	625	112	594
Gains on sale of loans	—	16	—	77
Treasury management fees	64	82	257	345
Data processing servicing fees	—	—	—	506
Earnings on bank owned life insurance	167	164	742	749
Other	146	108	610	508

Total noninterest income	944	1,811	5,024	6,358

Noninterest expense
Salaries and other employee benefits	2,383	2,222	9,538	9,710
Occupancy and equipment	625	930	2,908	3,837
Professional services	441	385	1,311	1,517
Advertising	74	82	396	348
Postage, freight and courier	144	63	238	282
Supplies	49	55	173	185
State franchise taxes	143	116	421	463
Federal deposit insurance premiums	287	216	1,149	1,424
Other	1,057	919	3,472	3,526

Total noninterest expense	5,203	4,988	19,606	21,292

Gain (loss) before income tax expense (credits)	(59)	(587)	533	(2,751)
Income tax expense (credits)	87	400	(69)	(13)

Net income (loss)	$(146)	$(987)	$602	$(2,738)

Basic and diluted loss per common share	$(0.03)	$(0.27)	$0.15	$(0.74)

Dividends per share	$—	$—	$—	$—

DCB FINANCIAL CORP

Selected Key Ratios and Other Financial Data

(Unaudited)

(Dollars in thousands, except per share data)

	At or For the Year Ended December 31,
Key Ratios	2012	2011
Return on average assets	0.12%	(0.49)%
Return on average shareholders’ equity	1.73%	(7.41)%
Noninterest expense to average asset	3.84%	3.48%
Efficiency ratio	95.02%	88.80%
Net interest margin	3.34%	3.39%
Allowance for loan losses as a percentage of period end loans	2.17%	2.66%
Total allowance for losses on loans to nonaccrual loans	129.08%	100.08%
Net charge-offs to average loans	1.25%	2.05%
Nonaccrual loans to net loans	1.72%	2.73%
Delinquent loans (greater than 30 days past due)	1.30%	2.24%

DCB FINANCIAL CORP

Selected Key Ratios and Other Financial Data

(Unaudited)

	At or For the Year Ended December 31,
Key Financial Information	2012	2011
Net interest income	$15,610	$17,619
Provision for loan losses	$495	$5,436
Noninterest income	$5,024	$6,358
Noninterest expense	$19,606	$21,292
Net income (loss)	$602	$(2,738)
Average total assets	$510,133	$562,882
Average loans receivable	$321,200	$394,765
Average deposit balances	$366,043	$399,984
Nonaccrual loans	$5,331	$9,576
Loans 90 days past due and accruing	$16	$985
Basic earnings (loss) per share	$0.15	$(0.74)
Diluted earnings (loss) per share	$0.15	$(0.74)
Weighted average shares outstanding
Basic	3,902,196	3,717,385
Diluted	3,919,939	3,717,385

Business of DCB Financial Corp

DCB Financial Corp (the “Corporation”) is a financial holding company formed under the laws of the State of Ohio. The Corporation is the parent of The Delaware County Bank & Trust Company, (the “Bank”) a state-chartered commercial bank. The Bank conducts business from its main offices at 110 Riverbend Avenue in Lewis Center, Ohio, and through its 14 branch offices located in Delaware County, Ohio and surrounding communities. The Bank provides customary retail and commercial banking services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, real estate mortgage loans, night depository facilities and trust and personalized wealth management services. The Bank also provides cash management, bond registrar and payment services. The Bank offered data processing services to other financial institutions during the first three quarters of 2011; however such services were not a significant part of its current operations or revenues.

Application of Critical Accounting Policies

DCB’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and follow general practices within the financial services industry. The application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; as this information changes, the financial statements could reflect different estimates, assumptions, and judgments.

The most significant accounting policies followed by the Corporation are presented in Note 1 of the audited consolidated financial statements contained in the Corporation’s 2011 Annual Report to Shareholders. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined.

Forward-Looking Statements

Certain statements in this report constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to the financial condition and prospects, lending risks, plans for future business development and marketing activities, capital spending and financing sources, capital structure, the effects of regulation and competition, and the prospective business of both the Corporation and its wholly-owned subsidiary The Delaware County Bank & Trust Company. Where used in this report, the word “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar words and expressions, as they relate to the Corporation or the Bank or their respective management, identify forward-looking statements. Such forward-looking statements reflect the current views of the Corporation and are based on information currently available to the management of the Corporation and the Bank and upon current expectations, estimates, and projections about the Corporation and its industry, management’s belief with respect thereto, and certain assumptions made by management. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to: (i) significant increases in competitive pressure in the banking and financial services industries; (ii) changes in the interest rate environment which could reduce anticipated or actual margins; (iii) changes in political conditions or the legislative or regulatory environment; (iv) general economic conditions, either nationally or regionally (especially in central Ohio), becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets; (v) changes occurring in business conditions and inflation; (vi) changes in technology; (vii) changes in monetary and tax policies; (viii) changes in the securities markets; and (ix) other risks and uncertainties detailed from time to time in the filings of the Corporation with the Securities and Exchange Commission.

The Corporation does not undertake, and specifically disclaims any obligation, to publicly revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.